NUMBER SHARES

STONE CONSULTING SERVICES, INC.

TOTAL AUTHORIZED ISSUE 55,000,000 SHARES

See Reverse for Certain Definitions

50,000,000 SHARES PAR VALUE $.001 EACH
COMMON STOCK

5,000,000 SHARES PAR VALUE $.001 EACH
PREFERRED STOCK

This is to Certify that ______________________ **is the owner of**

____

COMMON STOCK
STONE CONSULTING SERVICES, INC.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated